Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Maria E. Cantor (617) 621-2208
ARIAD PRICES PUBLIC OFFERING OF COMMON STOCK
Cambridge, MA, August 4, 2009 — ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) announced today that it has priced a public offering of 19,000,000 shares of its common stock at a price of $1.75 per share. Net proceeds after underwriting discounts and commissions and expenses will be approximately $30.9 million. ARIAD has granted the underwriters a thirty-day option to purchase up to an additional 2,850,000 shares to cover over-allotments, if any, which will result in additional net proceeds of approximately $4.7 million, if exercised. The offering is expected to close on or about August 7, 2009, subject to satisfaction of customary closing conditions.
Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD, will purchase $3 million of stock in this offering.
Oppenheimer & Co. Inc. is acting as the sole bookrunner and lead manager for the offering. Lazard Capital Markets, LLC is acting as the co-manager of the offering.
The securities described above are being offered by ARIAD pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY 10017, by telephone at (212) 667-8563, by facsimile at (212) 667-6141 or via e-mail at EquityProspectus@opco.com
This press release includes forward-looking statements. For these statements, ARIAD claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the public offering. A review of these risks can be found in ARIAD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, the prospectus to be filed with the Securities and Exchange Commission in connection with the offering and other reports and documents filed with the Securities and Exchange Commission.
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